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                                                                    Exhibit 19


                          Executive Officers and Directors
                                       of
                            Coliseum Reinsurance Company



       The names of the Directors and the names and titles of the Executive Officers of Coliseum Reinsurance Company ("Coliseum") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Coliseum at 17 State Street, New York, New York 10004. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Coliseum and each individual is a United States citizen.


Name, Business Address        Present Principal Occupation
----------------------        ----------------------------

*Cedric de Linares(1)	Chairman of the Board

*Alexandre Scherer(1)	President and Chief Executive Officer

*Arjun Thawani(2)	Vice President, Chief Financial Officer
		& Treasurer

*Dale Diamond		Member of the Board





__________________
*  Director
(1)	Citizen of the Republic of France
(2)	Citizen of the United Kingdom




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